Exhibit 10

Carlisle Companies Incorporated
250 South Clinton Street, Suite 201
Syracuse, NY 13202-1258
Phone:	315-477-9108
Fax:	315-474-2008

Steven J. Ford
Vice President, Secretary and General Counsel

CONFIDENTIAL

September 24, 2008

Mr. Charles D. Siczek

3815 Foxcroft Road

Charlotte, NC  28211-3754

Dear Chuck:

I am pleased to offer you employment as Controller and Chief Accounting Officer of Carlisle Companies Incorporated (“Carlisle” or the “Company”) in Charlotte, North Carolina.  This letter sets forth the terms and conditions of your employment.

1.             Employment and Position.  Your employment will commence on November 1, 2008.  You will be employed on a full-time basis as Controller and Chief Accounting Officer reporting to the Company’s Chief Financial Officer.

2.             Compensation and Incentive.

(a)           Base Salary.  Your starting annual salary will be $235,000, payable in accordance with the Company’s regular payroll practices and subject to increase from time to time by the Compensation Committee in its discretion.

(b)           Bonus.  You will be eligible to earn an annual target bonus of 30% of your base salary with an entry level of 15% and a maximum award opportunity equal to 60% of your base salary.       For 2008, you will be eligible for a prorated bonus reflecting your November 1 employment date. Bonus payments are typically made in February based on the prior year’s performance and subject to the discretion and approval of the Compensation Committee.

(c)           Long Term Incentive.  Annual grants of stock options, restricted shares and/or other performance awards representing a target value of 40% of salary without forfeiture upon retirement and subject to the discretion and approval of the Compensation Committee.

3.             Employee Benefits.  You will be entitled to participate in all employee benefit plans, from time to time in effect, generally available for Company executives, subject to plan terms and applicable Company policies.  Currently, the Company offers its executives group health and dental plans, group life insurance, long-term disability insurance and a 401(k) plan.

5.             Vacation.  You will be entitled to four (4) weeks of vacation per year.

Chuck, if you have any questions, please feel free to give me a call.

Very truly yours,

/s/ Steven J. Ford

Steven J. Ford
Vice President, Secretary
and General Counsel

AGREED AND ACCEPTED:

/s/ Charles D. Siczek
Charles D. Siczek

Date: September 25, 2008

cc:	David A. Roberts
Carol P. Lowe
Beverly Sharpe